Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces 2008 Third Quarter Financial Results

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., October 27, 2008 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended September 30, 2008.

The Company had revenues of $16.1 million for the third quarter of 2008, 55% higher than $10.4 million in the third quarter of 2007. This growth was driven by revenue from Trofile™ for selecting HIV patients to be treated with Selzentry™, Pfizer’s CCR5 antagonist, and by revenue from use of Monogram’s PhenoSense HIV™ resistance test and Trofile in a phase III trial by a pharmaceutical company customer.

Revenue for the nine months ended September 30, 2008 was $47.1 million, an increase of 60% over $29.5 million in the first nine months of 2007.

In addition to the reported revenue for the quarter, Monogram recorded as deferred revenue, the sale of Trofile assays to Pfizer for patient testing outside of the U.S. and for use in clinical trials. These deferred revenues were $1.6 million and $3.6 million for the three and nine months ended September 30, 2008, respectively. This revenue was recorded as deferred revenue due to the accounting for the Company’s collaboration with Pfizer. Had these sales not been accounted for as deferred revenue, total revenue on a Non-GAAP basis, for the three and nine months ended September 30, 2008 would have been $17.7 million and $50.7 million, respectively.

Monogram has performed over 10,000 Trofile tests to date for U.S. patients and revenue from Trofile in the quarter ended September 30, 2008 was $4.8 million.

“Revenues were again at a record level in the third quarter,” said Alfred Merriweather, Monogram’s Chief Financial Officer. “While reported gross margin on product revenues for the third quarter was 51%, adjusted for the deferral of $1.6 million in revenues related to our Pfizer collaboration, gross margin would have been 55%.”

The Company had approximately $21.8 million in cash and cash equivalents at September 30, 2008. Cash used in operations for the first nine months of 2008 was $13.0 million.

HIV Tropism Testing

“Monogram’s enhanced Trofile Assay, introduced earlier this year with a thirty-fold improvement in sensitivity, has allowed a very important new analysis of Pfizer Inc’s phase III trial of Selzentry™ (maraviroc) in treatment naïve individuals with CCR5-tropic HIV-1, known as the “MERIT” study,” said William Young, Monogram chief executive officer. “Data reported this week by Pfizer demonstrated that in this study, increased efficacy was shown as a result of the enrichment of the patient population by use of the enhanced version of Monogram’s Trofile™ Assay.” Results of the reanalysis of the “MERIT” trial were reported this week at the 48th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Washington DC.

Pfizer’s HIV medication Selzentry (maraviroc) is approved for use in treatment-experienced individuals with R5-tropic HIV-1. In July 2007 Pfizer reported data from the phase III trial of Selzentry in treatment naïve individuals (“MERIT”), in which patients had been selected for treatment by Monogram’s Trofile Assay. The reported differences in outcome for individuals treated with Selzentry did not meet a predefined study endpoint of non-inferiority to an established first line treatment regimen. To week 48, 65% of individuals receiving Selzentry had HIV-1 RNA <50 copies/mL, compared to 69% of those individuals in the control arm of the trial.

In June 2008 Monogram introduced an enhanced sensitivity version of the Trofile Assay, with 30-fold greater sensitivity to detect low-level X4 HIV compared to the original assay. Monogram reassessed the original samples from the MERIT trial using the enhanced Trofile assay. These samples had been previously archived by Monogram and laboratory personnel had no knowledge of previous testing results or clinical outcomes data from the trial. The results obtained with the enhanced sensitivity version of the Trofile Assay were provided to Pfizer who conducted the clinical analysis in accordance with a prespecified statistical analysis plan.

Using the enhanced Trofile assay, 15% of MERIT screening samples previously defined as R5 HIV were reclassified as CXCR4-using (Dual/Mixed) HIV, and thus would have been unable to participate in the study. Analyses restricted to individuals with CCR5-tropic HIV as determined by the enhanced Trofile assay demonstrated an overall improvement in Selzentry efficacy relative to efavirenz (the control arm of the trial). In the new retrospective analysis of the MERIT trial samples, powered by the enhanced Trofile assay, 68% of individuals achieved HIV-1 RNA <50 copies/mL at week 48 in both the Selzentry and efavirenz arms of the study.

“Given the efficacy of existing first line treatments, achieving comparable results in this trial is a very positive result for Selzentry and demonstrates the value of Trofile in selecting patients,” continued Young. “With this data, physicians can have increased confidence in their patient selection for Selzentry’s current indication.”

HERmarkTM Breast Cancer Assay

“Our commercial introduction of HERmark is progressing well,” continued Young. “Our oncology sales team is in place and initial HERmark tests have been performed for patients determined by existing technologies to be HER2-negative. As our prior clinical data suggests, these patients include some who have now been reclassified by HERmark as HER2 positive. Our commercial goals for HERmark in 2008 are to educate the breast cancer community on HERmark and to stimulate interest and enthusiasm about HERmark’s commercial application for breast cancer testing. We anticipate initial contributions to revenue in 2009.”

HERmark provides a precise and quantitative measurement of HER2 total protein and HER2 homodimer levels. Physicians currently use semi-quantitative measures to determine HER2 status as an indicator of HER2 protein over-expression or HER2 gene amplification to determine whether or not to prescribe Herceptin®. Inaccurate measurements of HER2 status may lead to inappropriate therapy selection. Guidance recently issued jointly by ASCO (American Society of Clinical Oncology) and CAP (the College of American Pathologists) indicated that approximately 20% of HER2 determinations by current testing technologies may be inaccurate.

“We have correlated the HERmark assay with IHC, FISH and CISH results obtained in central laboratories in more than one thousand patients, and we see a high degree of concordance between the best central lab tests and HERmark,” said Michael Bates, M.D., Vice President of Clinical Research at Monogram. “Importantly, HERmark identifies patients with high HER2 levels but who are

HER2-negative by other assays, as well as some patients with low HER2 levels but who are judged positive by conventional assays. Comparisons with local lab results by IHC or FISH suggest significantly larger numbers of discordant results. We believe the HERmark Assay measures HER2 total protein and homodimer levels very accurately and will help physicians to make treatment decisions with high confidence.”

Monogram has ongoing and planned clinical studies to assess HERmark as a predictor of Herceptin response in both the metastatic and adjuvant settings. Preliminary results of one such study in metastatic breast cancer were presented by collaborators earlier this year at ASCO (“Total HER2 and HER2 Homodimer Levels Predict Response to trastuzumab”). Additional clinical analyses of this cohort will be presented at the San Antonio Breast Cancer Symposium in December. Monogram recently announced the initiation of a study in metastatic breast cancer with the Dana Farber Cancer Institute. These and other studies are planned to confirm the initial correlations observed between HERmark measurements and Herceptin response.

“We expect to enhance HERmark during 2009 with clinical data related to Herceptin response upon completion of ongoing and planned clinical studies,” added Young. “Also in 2009, our goal is to further expand HERmark with the planned introduction of an additional marker to HERmark that may inform decisions about potential combination therapy, not just Herceptin therapy.”

VeraTagTM Oncology Platform

“With our VeraTag platform, we can make precise and quantitative measurements of protein complexes that have not previously been possible,” said Gordon Parry, Ph.D., Monogram vice president of research & development, oncology. “With an expanding set of EGFR/HER assays, we expect to enhance our current commercially available product, the HERmark Breast Cancer Assay, and also pursue opportunities for use of VeraTag assays in drug development programs in many other cancer types.”

Monogram has a growing portfolio of VeraTag assays that measure proteins, protein complexes and post-translational modifications such as phosphorylation, in FFPE tumor samples. This month, Monogram scientists presented data on the HER1 and HER3 total protein assays, the HER1:HER1 homodimer assay and the activated HER1:HER2 heterodimer assay, at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland. Data on the HER2:HER3 heterodimer assay and the HER3:PI3K assay will be presented at the AACR “Targeting the PI3-Kinase Pathway in Cancer” meeting in Cambridge, MA in November. An assay for the truncated form of HER2, known as p95, is in advanced development.

GAAP and Non-GAAP Proforma Results

Net Loss and Net Loss Per Share is shown below in accordance with GAAP and also on a Non-GAAP Proforma Basis. The Company is reporting Non-GAAP Proforma results which exclude certain items to provide a clearer view of ongoing results without the impact of non-cash valuation adjustments related to our convertible debt. A reconciliation of these Non-GAAP Proforma results to GAAP results is included with the Statement of Operations data attached to this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Loss ($ Millions)
GAAP Net Loss	$(4.9)	$(3.1)	$(12.2)	$(18.5)
Non-GAAP Proforma Net Loss	$(6.4)	(7.5)	$(18.5)	(25.6)
Net Loss Per Share ($)
GAAP Net Loss Per Share	$(0.04)	$(0.02)	$(0.09)	$(0.14)
Non-GAAP Proforma Net Loss Per Share	$(0.05)	$(0.06)	$(0.14)	$(0.19)

Non-cash “mark-to-market” adjustments to the 3% Senior Secured Convertible Note and the 0% Convertible Senior Unsecured Debt that were reflected in non-operating income and expense for the periods ended September 30, 2008 and 2007 are excluded from proforma net loss. Favorable adjustments of $1.5 million and $4.2 million were recorded in the three months ending September 30, 2008 and 2007, respectively. Favorable adjustments of $6.3 million and $4.7 million were recorded in the nine months ending September 30, 2008 and 2007, respectively. In addition, a favorable adjustment of $2.2 million was recorded at January 1, 2007 for the cumulative effect of the change in accounting principle at that date. Such adjustments could be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

Stock-based compensation in accordance with SFAS123(R) is recorded as expense for purposes of both GAAP and our Non-GAAP Proforma results. Such costs were $1.2 million in the third quarter of 2008, compared to $0.7 million in the prior year’s third quarter.

We believe that the foregoing presentation of these Non-GAAP financial measures will enable investors, analysts and readers of our financial statements to compare Non-GAAP measures with relevant GAAP measures in all periods presented. Any Non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Capital Structure

At September 30, 2008, a total of 135.1 million shares of common stock were outstanding and stock options were outstanding on 24.0 million shares of common stock. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock. Monogram separately announced today that the board of directors has approved a 6-to-1 reverse split of its common stock and that this would be implemented effective after the close of the markets on November 3, 2008. Adjusting for the reverse stock split, the common stock outstanding at September 30, 2008 will be reduced to approximately 22.5 million shares.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (877) 604-9672, or (719) 325-4896 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 4461917. The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the performance, demand and outlook for our products, including our Trofile and HERmark assays, our projected revenues, the potential for enhancements to our HERmark assay, the development of additional assays based on the VeraTag platform, the results and timing of clinical studies on our products and the presentation or publication of data from such studies. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance and acceptance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, the risk that our VeraTag technology may not accurately measure other proteins or protein complexes, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether existing levels of reimbursement will be reviewed and reduced by third party payers, including Medicare; whether the draft guidance on Multivariate Index Assays issued by the FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; potential Nasdaq proceedings to delist our common stock, our ability to regain compliance with Nasdaq listing requirements, the impact of a possible reverse split of the shares of our common stock, the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, HERmark and VeraTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc. Selzentry is a trademark of Pfizer Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Product revenue	$15,550	$8,745	$44,997	$26,751
Contract revenue	484	463	1,991	1,266
License revenue	108	1,186	123	1,486

Total revenue	16,142	10,394	47,111	29,503
Operating costs and expenses:
Cost of product revenue	7,649	5,774	21,137	16,806
Research and development	6,308	3,788	18,576	14,295
Sales and marketing	4,400	4,178	12,885	12,280
General and administrative	4,067	4,292	12,796	12,149

Total operating costs and expenses	22,424	18,032	65,394	55,530

Operating loss	(6,282)	(7,638)	(18,283)	(26,027)
Convertible debt valuation adjustment and interest income/(expense), net	1,352	4,558	6,108	5,275

Net loss before cumulative effect of change in accounting principle	(4,930)	(3,080)	(12,175)	(20,752)
Cumulative effect of change in accounting principle	—	—	—	2,242

Net loss after cumulative effect of change in accounting principle	$(4,930)	$(3,080)	$(12,175)	$(18,510)

Basic and diluted net loss per common share before cumulative effect of change in accounting principle	$(0.04)	$(0.02)	$(0.09)	$(0.16)
Cumulative effect per share of change in accounting principle	$—	$—	$—	$0.02

Basic and diluted net loss per common share after cumulative effect of change in accounting principle	$(0.04)	$(0.02)	$(0.09)	$(0.14)

Weighted-average shares used in computing basic net loss per common share	135,059	132,393	134,603	132,003

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss after cumulative effect of change in accounting principle	$(4,930)	$(3,080)	$(12,175)	$(18,510)
Adjustments for certain non-cash items:
Cumulative effect of change in accounting principle	—	—	—	(2,242)
CVR valuation adjustment	—	(218)	(72)	(218)
Convertible debt valuation adjustment	(1,498)	(4,244)	(6,300)	(4,652)

Non-GAAP Proforma net loss	(6,428)	(7,542)	(18,547)	(25,622)

Non-GAAP Proforma net loss per common share, basic	$(0.05)	$(0.06)	$(0.14)	$(0.19)

Management believes that this non-GAAP proforma financial data supplements the Company’s GAAP consolidated financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of revaluation of the Company’s convertible debt that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP proforma financial information with the comparable consolidated financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007 (1)
ASSETS
Current assets:
Cash and cash equivalents	$21,831	$18,762
Short-term investments	—	11,828
Accounts receivable, net	16,019	9,100
Prepaid expenses	1,273	1,279
Inventory	1,460	1,250
Other current assets	879	917

Total current assets	41,462	43,136
Property and equipment, net	7,824	7,665
Goodwill	9,927	9,927
Deferred costs	15,122	8,043
Other assets	43	540

Total assets	$74,378	$69,311

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,110	$2,116
Accrued compensation	5,959	3,324
Accrued liabilities	4,121	3,818
Current portion of restructuring costs	458	610
Deferred revenue, current portion	853	605
Current portion of loans payable and capital lease obligations	10,151	4,469
Contingent value rights	2,060	2,119

Total current liabilities	25,712	17,061
Long-term 3% convertible promissory note	19,826	20,786
Long-term 0% convertible promissory note	13,171	18,511
Long-term portion of restructuring costs	—	289
Long-term deferred revenue	23,771	13,622
Other long-term liabilities	843	282

Total liabilities	83,323	70,551

Stockholders’ deficit:
Common stock	135	134
Additional paid-in capital	290,634	286,196
Accumulated other comprehensive loss	—	(31)
Accumulated deficit	(299,714)	(287,539)

Total stockholders’ deficit	(8,945)	(1,240)

Total liabilities and stockholders’ deficit	$74,378	$69,311

(1)	The consolidated balance sheet data at December 31, 2007 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Reconciliation of Revenue and Gross Margin on GAAP to Non-GAAP Basis

Total revenue and product gross margin is shown below in accordance with GAAP and also on a Non-GAAP basis to include deferred revenue related to the sale of the Company’s assays in the Company’s collaboration with Pfizer of $1.6 million and $0.4 million for the three months ended September 30, 2008 and 2007, respectively, and $3.6 million and $0.8 million for the nine months ended September 30, 2008 and 2007, respectively. The Company is reporting total revenue and product gross margin, on a Non-GAAP basis to provide a matching of revenue and expenses for product sales.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue ($ millions)
GAAP Product Revenue	$15.5	$8.7	$45.0	$26.8
Add: Deferred Revenue from sales of Trofile assays to Pfizer	$1.6	$0.4	$3.6	$0.8

Non-GAAP Product Revenue	$17.1	$9.1	$48.6	$27.6
Contract Revenue	$0.5	$0.5	$2.0	$1.3
License Revenue	$0.1	$1.2	$0.1	$1.5

Non-GAAP Total Revenue	$17.7	$10.8	$50.7	$30.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Product Gross Margin
Gross Margin on GAAP Basis	51%	34%	53%	37%
Gross Margin from Deferred Revenue from sales of Trofile assays to Pfizer	4%	3%	4%	2%

Gross Margin on Non-GAAP Basis	55%	37%	57%	39%

We believe that the foregoing presentation of these Non-GAAP financial measures will enable users of our financial statements to compare Non-GAAP measures with relevant GAAP measures in all periods presented and better understand the matching of revenue and expense. Any Non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.